EXHIBIT 99.1

Rudolph H. Nisi, M.D. Resigns

From ImmunoCellular Therapeutics, Ltd. Board of Directors

LOS ANGELES, August 10, 2007 (Business Wire)

ImmunoCellular Therapeutics, Ltd. (OTCBB:IMUC) announced today that on August 8, 2007 Dr. Rudolph H. Nisi resigned as a director for personal reasons. In accepting the resignation, Dr. John Yu, Chairman of the Board of Directors, said that “Rudy joined us as an investor and director in the early days of the Company’s development and made a significant contribution to the progress we have made. We thank him for his years of service and wish him well.”

About ImmunoCellular Therapeutics

IMUC is a Los Angeles, California based development stage company that will seek to develop cellular therapies for the treatment of brain and other cancers as well as neurodegenerative disorders. IMUC’s initial focus will be on a dendritic cell-based vaccine for treating brain tumors, with a Phase I trial for its lead vaccine product candidate having commenced in May 2007.

Forward-Looking Statements

This press release contains certain “forward-looking statements” (statements as to matters other than historical facts) as defined in the Private Securities Litigation Reform Act and in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events, projections or results described in the forward-looking statements. These risks and uncertainties include without limitation the need to obtain and possible delays in receiving clearance to commence any future clinical trials of IMUC’s lead product candidate and or any future product candidate from the FDA and any medical center involved in the trial; the risk that the FDA will not permit the next trial of IMUC’s lead product candidate following the Phase I trial to serve as a pivotal trial; the need to recruit suitable patients for the Phase I trial and other future clinical trials; the risk of losing the services of senior management personnel; the uncertainty of outcomes for the Phase I trial and other future clinical trials; the need to secure appropriate clinical supplies for the product candidate for future clinical trials; and the need to raise significant additional capital to complete the development of IMUC’s lead product candidate and to conduct pre-clinical work and clinical trials for any future product candidates. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

ImmunoCellular Therapeutics, Ltd.

David Wohlberg, President and COO, 310-789-1213

or

Allen & Associates, LLC

Marcia Allen, 310-820-8730